                                                           ---------------------
                                                            Page 20 of 30 Pages
                                                           ---------------------

                                                                       EXHIBIT 6

                              SECURITY AGREEMENT
                              ------------------

                            (Pledge of Securities)

      THIS SECURITY AGREEMENT is made this 21st day of October 1997, between
H. Wanye Snavely ("Debtor") and Imperial Credit Industries, Inc. ("Secured Party").
                                   Recitals
                                   --------

     A. Secured Party as lender has entered into a loan transaction evidenced by a promissory note of even date herewith providing for the loan of $1,999,998 (the "Loan") to Debtor as borrower.

     B. As a condition of the Loan, Secured Party requires that Debtor grant to Secured Party a security interest in certain securities owned by Debtor.

     WHEREFORE, Debtor and Secured Party, intending to be legally bound, agree as follows:

     Debtor hereby transfers, assigns, pledges and grants to Secured Party a security interest in all these certain securities and stock certificates (herein "Collateral") described in Exhibit A appended hereto, which Debtor has this day delivered to and deposited with Secured Party; and all new securities or other property (except dividends) which Debtor may become entitled to receive on account of any of the Collateral and all proceeds of the Collateral.

      This Security Agreement secures: (a) Debtor's payment and performance as and when due of all accounts and obligations under the Loan (the "Obligations") of even date executed by Debtor in favor of Secured Party; (b) any and all extensions, modifications and renewals of the Obligations; (c) repayment of all sums and amounts that may be advanced or expended by Secured Party for the protection of the Collateral or any part thereof; and (d) any and all other sums that may hereafter be advanced by Secured Party to and for the benefit of Debtor and other amounts due to Secured Party hereunder.

      Debtor hereby warrants and represents to Secured Party that Debtor is the sole and absolute owner of the Collateral, free and clear of all liens, encumbrances, adverse claims and security interests, except the security interest herein granted to Secured Party, and that Debtor has the power and authority to pledge, transfer and deliver the interest created hereby.

      Secured party may retain custody of the Collateral until all obligations are fully paid. Secured Party will not be responsible for loss in value of the Collateral or have any duty to take steps to preserve rights against third parties by legal proceeding or otherwise. Secured Party's

                                                           ---------------------
                                                            Page 21 of 30 Pages
                                                           ---------------------

sole duty shall be to use reasonable care in the custody and physical preservation of the Collateral in Secured Party's possession.

     In the event any of the Collateral has depreciated by fifty percent (50%) or more of its closing value as quoted by the Wall Street Journal of even date herewith, then Secured Party may at its option, whether or not the Obligations are in default, upon 3 days prior notice to Debtor, and provided Debtor does not within that time provide substitute collateral satisfactory to Secured Party, sell such Collateral and deposit the proceeds of any such sale into a certificate account to be held by Secured Party. The terms of this Agreement shall continue to apply to all proceeds held in such account.

     At any time, at Debtor's expense and without notice to Debtor, Secured Party may register in its own name or that of its nominee any securities held as Collateral, and in connection therewith, may deposit and deliver any and all securities to any committee, depository transfer agent, registrar, or other designated agency on such terms and conditions as it may determine.

     If Debtor shall fail to pay any of the Obligations secured hereby at the time and in the manner required, Secured Party may, at its option, immediately proceed to enforce its security interest according to law, or Secured Party may, at its option, sell and dispose of the same and from the proceeds of sale retain all costs and charges incurred by it in the sale of the Collateral, including reasonable attorneys fees thereby incurred; take all sums due it under any of the Obligations and the provisions hereof, including reasonable attorneys fees; and any surplus of such proceeds remaining shall be paid to Debtor. In addition, Secured Party may exercise any and all rights and remedies of a Secured Party as provided by law, including without limitation all rights and remedies under the California Uniform Commercial Code. Upon the sale of Collateral, Secured Party may bid and make a purchase of the Collateral, or any part thereof.

     No act, delay or omission, or course of dealing between Debtor and Secured Party shall be a waiver of any of Secured Party's rights or remedies under this Agreement. No waiver, change, modification, or discharge in whole or in part of this Agreement or of any obligation will be effective unless in writing signed by Secured Party. A waiver by Secured Party of any rights or remedies by Secured Party under the terms of this Agreement or with respect to any obligation on any occasion will not be a bar to the exercise of any right or remedy of any subsequent occasion.

     This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, executors, administrators, successors and assigns.

     This Security Agreement shall be governed by and construed in accordance with California law. In the event any action is instituted under this Security Agreement, or to determine the rights or remedies of the parties thereto, the prevailing party shall be entitled to recover reasonable attorneys fees and expenses.

                                                           ---------------------
                                                             Page 22 of 30 Pages
                                                           ---------------------

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Secured Party:

By: /s/ Irwin L. Gubman
    ____________________

Debtor:

By: /s/ H. Wayne Snavely
    ____________________

                                                           ---------------------
                                                            Page 23 of 30 Pages
                                                           ---------------------

                                   EXHIBIT A
                                   ---------

                             TO SECURITY AGREEMENT
                            ---------------------

Certificate No.   Class       Issuer                    No. of Shares
--------------    -----       ------                    -------------

                  Common      Imperial Credit Commercial
                              Investment Corp.               143,369